Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Actavis plc of our report dated December 16, 2013 relating to the financial statements of Aptalis Holdings Inc., which is incorporated by reference in Actavis plc’s Current Report on Form 8-K dated March 25, 2014.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 30, 2014